Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES APRIL CASH DISTRIBUTION AND 2009 RESERVE QUANTITIES
     DALLAS, Texas, April 20, 2009 – U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.036633 per unit, payable on May 14, 2009, to unit holders of record on April 30, 2009.
     This month’s distribution increased from the previous month due primarily to increased production and lower capital expenditures. This would primarily reflect production for the month of February. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 38,277 bbls and 136,619 Mcf. The average price for oil was $31.76 per bbl and for gas was $4.18 per Mcf. Capital expenditures were approximately $352,978. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	38,277	136,619	$31.76	$4.18
Prior Month	32,395	98,181	$33.88	$4.85
     Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2009, attributable to the Trust from the properties appraised are approximately 5.9 million barrels of oil and 20.7 billion cubic feet of gas with a future net value of approximately $321,888,000 with a discounted value of $178,727,000.
     With the estimated quantities of this year’s reserve estimate of 5.9 million barrels of oil and 20.7 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 7 to 9 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 2, 2009 and is available to all unitholders at this time on the SEC website.
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) will serve as the new transfer agent and registrar for Permian Basin Royalty Trust. Beginning June 1st, unitholders with registered accounts can contact AST with questions relating to transfers of ownership and instruction, change of addresses, direct deposit of distribution checks, and any other account related questions. The dedicated toll free number to call AST will be 1-800-358-5861.
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
*   *   *

Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free – 877 .228.5085